                   Exhibit 5.3

June 10, 2020

Crocs, Inc.
13601 Via Varra
Broomfield, Colorado 80020

Re: Post-Effective Amendments to Registration Statement on Form S-8 for Shares of Common Stock, par value $0.001 per share, of Crocs, Inc.

Ladies and Gentlemen:

We have acted as counsel to Crocs, Inc., a Delaware corporation, in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-204841) and Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-221385) (together, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the “Act”), which Crocs, Inc. is filing with the Securities and Exchange Commission with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2020 Plan (as defined below).

On June 10, 2020 (the “Effective Date”), the shareholders of Crocs, Inc. approved the 2020 Equity Incentive Plan (the “2020 Plan”). The total number of shares of common stock of Crocs, Inc., par value $0.001 per share, authorized for issuance under the 2020 Plan includes, in addition to 3,835,920 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the Crocs, Inc. 2015 Equity Incentive Plan (the “Prior Plan”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the Prior Plan that will become available for future awards as provided for under the 2020 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

We have examined the Post-Effective Amendments and such documents and records of Crocs, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Prior Plan Shares issued by the Company pursuant to the 2020 Plan, upon registration by its registrar of the Prior Plan Shares and the issuance thereof by the Company in accordance with the terms of the 2020 Plan, and the receipt of consideration for such Prior Plan Shares in accordance with the terms of the 2020 Plan, such Prior Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

               Very truly yours,

               /s/ PERKINS COIE LLP